Exhibit (a)(1)(M)

FORM OF PAPER NOTICE OF WITHDRAWAL

If you previously elected to participate in the Offer to Exchange dated February 20, 2015 (the “Offer”) from Ikanos Communications, Inc. (the “Company”) to exchange certain outstanding stock options for replacement options and you would like to withdraw your election to exchange some or all of your eligible stock options, then the Company must receive your properly completed and signed Notice of Withdrawal before 5:00 p.m. U.S. Pacific Time on March 20, 2015, unless the Offer is extended, in which case the Notice of Withdrawal can be submitted until the extended expiration of the Offer.

If you wish to notify us of your withdrawal, you must complete, sign, date and return the enclosed paper Notice of Withdrawal so that the Company receives it before the expiration date deadline. To properly submit this Notice of Withdrawal, you must fax the completed and signed Notice of Withdrawal to (510) 438-5376.

Your withdrawal will be effective as of the date and time that the Company receives this paper Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by the Company by the deadline. The Company intends to electronically confirm receipt of your paper Notice of Withdrawal within three business days of its arrival.

While not a condition to your withdrawal, prior to submitting your paper Notice of Withdrawal by facsimile, the Company also asks that you make a copy for your own files.

If you have any questions about the Offer please contact stockexchange@ikanos.com or call (408) 385-8799.

To later elect acceptance of the Offer, you can either timely submit an election through the stock option exchange website at https://ikanos.equitybenefits.com or timely submit a paper Election Form.

If you would like additional copies of the Notice of Withdrawal or any other documents related to the Offer, please access the stock option exchange website.

To: Ikanos Communications, Inc.

I previously received the Offer to Exchange from Ikanos Communications, Inc. (the “Company”) dated February 20, 2015 (the “Offer”), Terms of Election and related documents.

I previously submitted an election to exchange certain of my outstanding eligible stock options for replacement options. I now wish to withdraw some or all of my tendered options from the Offer. I understand that by signing this paper Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 4 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to some or all of my outstanding eligible options.

By withdrawing my election, I understand that I will not receive any replacement options for, and will continue to hold, my outstanding eligible options which I withdraw from the Offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s), including any country-specific appendix, between the Company and me.

Please check the appropriate box:

☐	I wish to withdraw my previous election to accept the Offer with respect to all of my eligible options and instead REJECT the Offer with respect to all of my eligible options. I do not wish to accept the Offer with respect to any of my eligible options.

OR

☐	I wish to withdraw my previous election to accept the Offer with respect to each of the eligible options listed below (and on any additional sheets which I have attached to this paper Notice of Withdrawal). I still wish to accept the Offer with respect to the rest of the eligible options indicated in the election that I previously submitted.

Original Date of Grant	Exercise Price

I understand that if I wish to change this withdrawal of my tendered options and once again accept the Offer for any options that I have withdrawn, I must submit a new election (either through the https:/ikanos.equitybenefits.com website or by a signed paper Election Form) prior to the expiration of the Offer.

Participant Signature	Date and Time

Participant Name Printed	Participant’s Primary Company Office Location

Daytime Telephone Number	Email Address